Exhibit 99.1

NEWS RELEASE	For Further Information Contact:
News	Investor Relations

Email: HKN inquiries@ctaintegrated.com	www.hkninc.com

FOR RELEASE:  June 30, 2009

HKN, Inc. Announces Investment in UniPureEnergy

Dallas, Texas — June 30, 2009 — HKN, Inc. (NYSE Amex: HKN) (“HKN”) today announced that it entered into a Securities Exchange Agreement (the “Agreement”) pursuant to which it has acquired a 19.5% interest in UniPureEnergy Acquisition Co., LLC (“UniPure”), in exchange for the issuance of 1,000,000 restricted shares of HKN common stock.

UniPure provides patented technologies that upgrade the value and purity of refined products and provide beneficial economic and positive environmental impact for disposition of residual fuels and waste materials.

The Agreement is with the three existing shareholders of UniPure, Quadrant Management, Inc., (“Quadrant”), UniPureEnergy Acquisition, Ltd. (“UEA”) and Hassan Nemazee (collectively, the “Sellers”).  Quadrant and UEA are affiliates of the Quasha family. Alan G. Quasha is the Chairman of the Board of Directors of HKN. Quadrant is the managing member of UniPure.  Pursuant to the terms of the investment, HKN and the Sellers have granted to one another put and call options with respect to an additional 3,050 units of UniPure.  These options are exercisable only if certain conditions are satisfied prior to June 2012.

As a part of its investment in UniPure, HKN has separately entered into a Loan Agreement with UniPure pursuant to which HKN will make secured loans to UniPure and its subsidiaries up to a maximum amount of $2.5 million.  These loans are due and payable on or before June 30, 2012.

HKN, Inc. is an independent energy company focused on enhancing value for our stockholders through the development of a well-balanced portfolio of energy-based assets. Additional information may be found at the HKN Web site, www.hkninc.com. Please e-mail all investor inquiries to HKNinquiries@ctaintegrated.com.

Certain statements in this announcement and inferences derived therefrom may be regarded as “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the opinions and estimates of management at the time the statements are made.   Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of HKN to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements.  The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K filed on February 14, 2009.  HKN undertakes no duty to update or revise any forward-looking statements.  Actual results may vary materially.